Exhibit 10.1

[LOGO OF AMN HEALTHCARE SERVICES, INC.]

July 10, 2009

Mr. Bary Bailey

7017 Las Colinas

Rancho Santa Fe, CA 92067

PERSONAL AND CONFIDENTIAL

Dear Bary:

It is my pleasure to offer you the position of Chief Financial Officer for AMN Healthcare, Inc. (“AMN”). As we have discussed, you will report directly to me. Your primary office location will be at the corporate offices in San Diego and your anticipated start date is July 20, 2009 (“Start Date”). During the first three weeks, your role will be as Executive Advisor and then transitioning into your role as CFO beginning August 8, 2009.

Briefly, the terms of the offer include:

•	Annual Base Salary of $360,000;

•	2009 Senior Management Incentive Bonus opportunity as follows:

•	Target annualized bonus of 60% of Base Salary at 100% second half 2009 Plan performance (as recalibrated in July).

•	Maximum annualized bonus of up to 120% of Base Salary at 110% of Plan performance; Minimum of zero bonus based on results not hitting the minimum threshold.

•	Your 2009 Bonus payout will be prorated for the number of days you are employed by AMN (ie starting July 20)

•	Plan targets are established by the Compensation and Stock Plan Committee of the Board of Directors and are under and subject to the AMN Senior Management Incentive Bonus Plan.

•

Sign-on Bonus of $100,000 (gross compensation), payable on September 1, 2009. This payment is an advance and shall not be considered earned until August 31, 2010. Should you leave AMN within 12 months, this amount, net of taxes, would be repaid to the Company, and you agree that the Company could offset the repayment of this advance against any monies due you.

•	Base inducement equity grant for 2009 valued at $540,000 as follows:

•	60% Restricted Stock Units (3 year cliff vesting);

•	40% Stock Appreciation Rights (3 year graded vesting);

•	Granted on Start Date

•	Eligible for future annual grants at the discretion of the CEO and Board of Directors Compensation Committee;

•	Sign-on bonus inducement incentive equity grant for 2009 valued at $360,000 as follows:

•	100% Stock Appreciation Rights (3 year graded vesting);

•	Granted on Start Date

•	Retirement Benefits Eligibility as follows:

•	Participation in AMN’s 401 K Plan;

•	Participation in AMN’s Executive Nonqualified Excess Plan;

•	Eligible for standard AMN employee benefits coverage, including Medical, Dental and Life Insurance;

The 2009 Bonus referenced above will be paid on a date selected by the Company after year-end but no later than March 15, 2010. You must be employed by the company on this date to receive the bonus payout. The 2009 incentive bonus referenced above is based upon an objective performance Target (“Target”) as set by AMN’s Compensation and Stock Plan Committee of the Board of Directors and requires a minimum performance.

This offer letter of employment is conditional, subject to your ability to perform the essential functions of the job, with or without reasonable accommodation and a clear background check. This offer letter does not constitute an employment contract. As is the case with all employees, employment is “at will” which means that either you or the Company may terminate the employment relationship at any time for any reason not prohibited by law.

Our standard executive officer severance, confidentiality and non-disclosure agreements, codes of ethics, Executive Officer Indemnification Agreement and other corporate governance policies, such as the Code of Conduct for the Principal Executive Officer and Senior Financial Officer are enclosed. Please review and be prepared to sign them on your first day of employment. Agreement to and execution of the ethical codes and confidential policy are a requirement of your employment.

Bary, I am so very excited to have you joining the AMN leadership team and to have the opportunity to work with you in continuing to build a stronger company for the future and to deliver higher shareholder value. Please acknowledge acceptance of this offer with your signature and return the enclosed copy for our records. If I can be of any assistance or can provide additional information, please do not hesitate to call me at (858) 509-3545 or 858-775-8604.

Sincerely,

/s/ Susan R. Nowakowski
Susan R. Nowakowski
Chief Executive Officer and President

I hereby accept AMN Healthcare’s offer of employment under the conditions outlined above. I understand that no contract of employment has been created.

Signature:	/s/ Bary Bailey	Date:	July 12, 2009
Bary Bailey